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As filed with the Securities and Exchange Commission on November 4, 2016

Registration No. 333-212491

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 9
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTIF BIO PLC
(Exact name of registrant as specified in its charter)

United Kingdom (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	98-1332437 (I.R.S. Employer Identification No.)

125 Park Avenue
25th Floor, Suite 2622
New York, NY 10011
United States
(212) 210-6248
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Graham Lumsden, CEO
Motif Bio plc
125 Park Avenue
25th Floor, Suite 2622
New York, NY 10011
United States
(212) 210-6248
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Aron Izower, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 (212) 521-5400	Joseph A. Smith Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
 As soon as practicable after this Registration Statement is declared effective.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        Motif Bio plc has prepared this Amendment No. 9 to the Registration Statement (the "Registration Statement") on Form F-1 (File No. 333-212491) solely for the purpose of filing revised Exhibits 1.1 and 5.1 and new Exhibits 4.3, 4.4 and 4.5 to the Registration Statement. This Amendment No. 9 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

 PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification Of Directors And Officers

        The Registrant's memorandum and articles of association contain indemnification for the benefit of the Registrant's directors and executive officers to the fullest extent permitted by English law. However, as to the Registrant's directors and company secretary, this indemnity is limited by the Companies Act, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an English court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an English company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Companies Act will be void, whether contained in its articles of association or any contract between the Registrant and the director or company secretary. This restriction does not apply to the Registrant's executive officers who are not directors, the company secretary or other persons who would be considered "officers" within the meaning of the Companies Act.

        The Registrant is permitted under its articles of association and the Companies Act to purchase directors' and officers' liability insurance, as well as other types of insurance, for its directors, officers, employees and agents.

        The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may subject to the provisions of the Companies Act require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request.

        Reference is made to Item 9 of the Registrant's undertakings with respect to liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between the Registrant and its underwriters.

Item 7.    Recent Sales Of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering such securities under the Securities Act. None of these transactions involved any U.S. public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

        During 2014, 550,000 shares were issued to directors and former employees of the Company upon the exercise of share options for aggregate proceeds of $33,000 to the Company.

        On January 12, 2015, Motif BioSciences Inc. issued convertible promissory notes to four investors for a total of £470,298 (U.S.$704,210) (the "Noteholders"),the terms of which provided that the notes would automatically convert into our ordinary shares upon our admission to AIM.

        On April 1, 2015, the Company issued 250,000 ordinary shares to an investor as consideration for their investment of £50,000 (U.S.$74,620) in the Company.

        On April 2, 2015, the Company issued 14,186,140 ordinary shares in a public offering to European investors upon its admission on the AIM at the price of 20 pence per share for net proceeds to the Company of £2.5 million (U.S.$3.3 million).

        On April 2, 2015, the Company issued 642,384 warrants with an exercise price of 20 pence per share to its nominated advisor, 642,384 warrants with an exercise price of 20 pence per share to its broker, and 82,321 warrants with an exercise price of 20 pence per share to MC Services AG, a fundraising advisor in partial consideration for their participation in the Company's AIM admission.

        On April 2, 2015, the Company issued 36,726,242 ordinary shares to the former Motif BioSciences Inc. shareholders in exchange for their shares of Motif BioSciences Inc. (constituting the entire issued and outstanding common stock of Motif BioSciences Inc.) to the Company.

        On April 2, 2015, in connection with the reorganization, the Company issued a $1,471,700 convertible note to Amphion Innovations plc and a $2,079,085.63 convertible note to Amphion Innovations US, Inc. for amounts previously advanced to Motif BioSciences Inc.

        On April 2, 2015, the Company issued 9,805,400 ordinary shares to the former shareholders of Nuprim, as consideration for their shares of Nuprim in the merger of Motif BioSciences Inc. and Nuprim. The Company also issued 9,432,033 warrants to the former Nuprim shareholders with an exercise price of 20 pence per share as part of the merger consideration.

        On April 2, 2015, the Company issued 2,612,766 shares to the Noteholders upon conversion of their convertible promissory notes. The Company also issued 499,570 warrants to these Noteholders with an exercise price of 20 pence per share.

        On April 2, 2015, the Company issued 657,894 ordinary shares to a creditor of Motif BioSciences Inc. in satisfaction of an outstanding balance due of $200,000.

        On June 23, 2015, the Company issued 1,082,384 warrants with an exercise price of 50 pence per share to Zeus Capital Management.

        On July 22, 2015, the Company issued 44,000,000 ordinary shares in a public offering to European investors for net proceeds to the Company of £20.7 million (U.S.$32.3 million).

        During 2015, the Company issued 1,000,000 share options to employees of the Company under its Share Option Plan.

        During 2015, the Company issued 186,808 ordinary shares to former employees and a former director of the Company upon the exercise of share options for aggregate proceeds of $51,003 to the Company.

        During 2015, the Company issued 176,246 ordinary shares to former convertible promissory note holders upon the exercise of warrants for aggregate proceeds of $53,267 to the Company.

        In 2016, the Company has issued 3,261,577 share options to employees of the Company under its Share Option Plan.

Item 8.    Exhibits

        (a)   The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

        (b)   Financial Statement Schedules

None.

Item 9.    Undertakings.

(f)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 9 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on November 4, 2016.

MOTIF BIO PLC
By:	/s/ GRAHAM LUMSDEN Graham Lumsden Chief Executive Officer (principal executive officer) and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 9 to the Registration Statement on Form F-1 has been signed by the following persons on the dates and in the capacities indicated below:

Signature	Title	Date

/s/ GRAHAM LUMSDEN Graham Lumsden	Chief Executive Officer (principal executive officer) and Director	November 4, 2016
/s/ PETE MEYERS Pete Meyers	Chief Financial Officer (principal financial officer and principal accounting officer) and authorized representative in the United States	November 4, 2016
* Richard Morgan	Chairman, Director	November 4, 2016
* Charlotta Ginman-Horrell	Director	November 4, 2016
* Jonathan Gold	Director	November 4, 2016
* Zaki Hosny	Director	November 4, 2016
* Mary Lake Polan	Director	November 4, 2016

Signature		Title	Date

* Bruce Andrew Williams		Director	November 4, 2016
* Robert Bertoldi		Director	November 4, 2016
*By:	/s/ GRAHAM LUMSDEN Graham Lumsden Attorney-in-Fact		November 4, 2016

 EXHIBIT INDEX

1.1		Form of Underwriting Agreement
2.1	*†	Agreement and Plan of Merger, dated as of December 31, 2014, by and among Nuprim, Inc., Nuprim Shareholders, Motif BioSciences Inc. and R. Michael Floyd as Nuprim Shareholders' Representative
2.2	*	Certificate of Merger, dated April 1, 2015 (merging Nuprim, Inc. into Motif BioSciences Inc.)
2.3	*	Agreement and Plan of Merger for the Acquisition of Motif, Inc. dated March 27, 2015
2.4	*	Certificate of Merger, dated March 31, 2015 (merging Motif Acquisition Sub Inc. into Motif BioSciences, Inc.)
3.1	*	Memorandum and Articles of Association
4.1	*	Form of Deposit Agreement
4.2	*	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3		Form of Warrant Agent Agreement, between Motif Bio plc and The Bank of New York Mellon, as warrant agent
4.4		Form of Global Warrant to Purchas ADSs (included in Exhibit 4.3)
4.5		Form of Ordinary Share Warrant
5.1		Opinion of Reed Smith LLP, U.K. counsel of Motif Bio plc, as to the validity of the ADSs
10.1	*	Convertible Note (U.S.$1,471,700) from Motif BioSciences Inc. to Amphion Innovations plc, dated April 2, 2015
10.2	*	Convertible Note (U.S.$2,079,085.63) from Motif BioSciences Inc. to Amphion Innovations US, Inc., dated April 2, 2015
10.3	*	Service Agreement, dated April 1, 2015, by and between Motif Bio Limited and Graham Lumsden
10.4	*	Employment Agreement, effective May 1, 2016, by and between Motif BioSciences Inc. and Pete A. Meyers
10.5	*	Employment Agreement, effective May 1, 2015, by and between Motif BioSciences Inc. and David Huang.
10.6	*	Advisory and Consultancy Agreement, dated April 1, 2015, by and between Motif Bio plc and Amphion Innovation US, Inc.
10.7	*	Consultancy Agreement, dated April 1, 2015, by and between Motif Bio plc and Amphion Innovation US, Inc. (for the services of Robert Bertoldi)
10.8	*	Motif Bio plc Share Option Plan
10.9	*	Sale and Purchase Agreement, dated June 1, 2001, by and between F. Hoffman-La Roche Ltd., Hoffman- La Roche Inc. and Arpida Ltd.
10.10	*	Sale and Purchase Agreement, dated September 13, 2013, by and between Life Sciences Management Group, Inc. and Acino Pharma AG
10.11	*	Amended and Restated Convertible Note (U.S.$1,471,700) from Motif BioSciences Inc. to Amphion Innovations plc, dated September 7, 2016

10.12	*	Amended and Restated Convertible Note (U.S.$2,079,085.63) from Motif BioSciences Inc. to Amphion Innovations US, Inc., dated September 7, 2016
10.13	*	Consultancy Agreement, dated September 7, 2016, by and between Motif Bio plc and Amphion Innovations US, Inc.
16.1	*	Letter from Crowe, Clarke Whitehill LLP to the U.S. Securities and Exchange Commission, dated July 12, 2016
21.1	*	List of subsidiaries
23.1	*	Consent of PricewaterhouseCoopers LLP
23.2	*	Consent of Reed Smith, U.K. counsel of Motif Bio plc (included in Exhibit 5.1)
23.3	*	Consent of JMI Laboratories
23.4	*	Consent of BAL Pharma Consulting, LLC
24.1	*	Powers of attorney (included on signature page to the registration statement)

*
Previously filed.

†
Certain schedules, exhibits and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplemental copies of any omitted schedule, exhibit or annex to the Commission upon request.

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EXPLANATORY NOTE
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification Of Directors And Officers
  Item 7. Recent Sales Of Unregistered Securities
  Item 8. Exhibits
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX